Amendment no. 1 To pricing supplement dated March 12, 2025 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated April 11, 2025 Rule 424(b)(3)

Callable Fixed to Floating Rate Notes due March 14, 2040

The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated March 12, 2025, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following:

Comparable Yield and Projected Payment Schedule

Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 5.79%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:

Interest Payment Dates	Projected Payment Amounts	Interest Payment Dates	Projected Payment Amounts
June 14, 2025	$22.50	December 14, 2032	$12.66
September 14, 2025	$22.50	March 14, 2033	$12.65
December 14, 2025	$22.50	June 14, 2033	$12.64
March 14, 2026	$22.50	September 14, 2033	$12.63
June 14, 2026	$22.50	December 14, 2033	$12.62
September 14, 2026	$22.50	March 14, 2034	$12.62
December 14, 2026	$22.50	June 14, 2034	$12.60
March 14, 2027	$22.50	September 14, 2034	$12.59
June 14, 2027	$12.92	December 14, 2034	$12.58
September 14, 2027	$12.87	March 14, 2035	$12.58
December 14, 2027	$12.81	June 14, 2035	$12.56
March 14, 2028	$12.73	September 14, 2035	$12.54
June 14, 2028	$12.66	December 14, 2035	$12.52
September 14, 2028	$12.62	March 14, 2036	$12.52
December 14, 2028	$12.61	June 14, 2036	$12.52
March 14, 2029	$12.61	September 14, 2036	$12.52
June 14, 2029	$12.61	December 14, 2036	$12.54
September 14, 2029	$12.58	March 14, 2037	$12.57
December 14, 2029	$12.56	June 14, 2037	$12.57
March 14, 2030	$12.55	September 14, 2037	$12.55
June 14, 2030	$12.54	December 14, 2037	$12.53
September 14, 2030	$12.54	March 14, 2038	$12.53
December 14, 2030	$12.55	June 14, 2038	$12.54
March 14, 2031	$12.56	September 14, 2038	$12.57
June 14, 2031	$12.57	December 14, 2038	$12.61
September 14, 2031	$12.58	March 14, 2039	$12.66
December 14, 2031	$12.60	June 14, 2039	$12.72
March 14, 2032	$12.62	September 14, 2039	$12.79
June 14, 2032	$12.65	December 14, 2039	$12.88
September 14, 2032	$12.66	March 14, 2040	$1,012.98

CUSIP:	48130CA96

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•     Pricing supplement dated March 12, 2025:

http://www.sec.gov/Archives/edgar/data/19617/000121390025024038/ea0234386-01_424b2.htm

•     Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•     Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf